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                                                                   EXHIBIT 10(r)



  STATE OF SOUTH CAROLINA   )         AGREEMENT FOR SALE OF
                            )           IMPROVED LAND ON
  COUNTY OF BEAUFORT        )          HILTON HEAD ISLAND


  THIS AGREEMENT is entered into this 31st day of October, 1996, by and between Sea Pines Company, Inc., its successors and assigns (hereinafter called the "Seller"), of Hilton Head Island, South Carolina, and Carolina Center Building Corp. its successors and assigns, (hereinafter called the "Purchaser"), of Hilton Head Island, South Carolina.

  WHEREAS, as part of a mediated settlement reached on August 13, 1996 in connection with certain litigation pending in the Beaufort county Court of Civil Pleas (Civil Action No.: 94-CP-07-1503), certain real property described below is to be sold by the Seller to the Purchaser;

  WHEREAS, the Purchaser desires to purchase and the Seller desires to sell the below described real estate under the terms and conditions of this Agreement;

  NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the parties hereto agree as follows, to-wit:

          1. Recitals. The above "Whereas" clauses are incorporated herein as if restated verbatim.

          2. Property. The Seller agrees to sell and the Purchaser agrees to purchase, upon Seller obtaining a final Certificate of Occupancy for the Premises from the Town of Hilton Head, all that certain piece, parcel or lot of land, with all improvements thereto, described as 2.26 acres as more fully described on Exhibit 1, attached hereto (hereinafter referred to as "Subject Property"). Further, Seller shall assign to Purchaser, without warranty, all right, title and interest it may have in that certain Commercial Lease Agreement by Sea Pines Company, Inc. with Carolina Community Bank (Bank), dated May 23, 1996 and that certain Commercial Lease Agreement by Sea Pines Company, Inc. with Hilton Head Health Systems, L.P. (Hospital), dated July 16, 1996, as well as any permits, applications for permits, easements, licenses, surveys, drawings, engineering plans and warranties, associated directly with the Subject Property. Purchaser at closing expressly agrees to honor and assume the above two referenced leases with Bank and Hospital.


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        3.      Purchase Price.

        THE PURCHASE PRICE FOR THE PROPERTY SHALL BE:          $1,500,000
        PAYABLE, AS FOLLOWS:

        (a)     An initial earnest money deposit,               $-0-
                the receipt of which is hereby acknowledged, to be held by the Escrow Agent named below, such deposit to be applied to the purchase price at closing;

        (b)     Financing - To be provided by Seller pursuant   $1,500,000
                to the note and mortgage, attached hereto
                as Exhibits 2 and 3.                            ----------

        (c)     Balance in cash, due and payable at closing.    $-0-


        4. Conveyance of Property. The Seller shall convey marketable title to the Property to the Purchaser in fee simple by general warranty deed with documentary stamps affixed, free from encumbrances other than applicable restrictions, covenants, easements, options and affirmative obligations recorded in the RMC Office for Beaufort County, South Carolina, hereinafter referred to as "Permitted Exceptions", as more fully described on Exhibit 4; and applicable laws and ordinances.

        5. Title. The Purchaser agrees to notify the Seller in writing of any defects in or unacceptable encumbrances on the title within fourteen (14) days of the signing of this Contract, or prior to closing, whichever occurs first. Purchaser's failure to so object shall be deemed to be an approval of title. Seller shall be allowed a reasonable period of time to cure any valid title objections or defects. If Seller is unable to cure such objections or defects, Purchaser shall either: (1) waive said objections and defects and close; (2) notify Seller in writing that title is unacceptable.

        6. Closing. It is agreed by and between the parties hereto that the terms of this Agreement shall be complied with and the closing of this transfer shall take place on or before October 31, 1996. Purchaser agrees to cooperate with Seller to close in escrow, with appropriate and reasonable conditions, if so requested by Seller, in the event the conditions required under this Contract cannot be met by the closing date.

        7. Prorations. All Beaufort County and Town of Hilton Head Island taxes, applicable sewer and water charges, maintenance


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assessments, and other applicable charges shall be prorated as of the date of Closing.

         8. Closing Expenses. Both the Seller and the Purchaser shall pay such closing expenses customarily paid by sellers and purchasers in Beaufort County, South Carolina. As an example of such charges, Seller shall be responsible for paying documentary stamps on the deed, as well as for the preparation of the deed. Purchaser shall be responsible for all financing costs, attorneys' fees in connection with the title examination, title insurance costs, Hilton Head transfer fees, recording fees for the deed and mortgage, and any loan documentation.

         9. Risk of Loss. The risk of loss of the Property prior to closing shall be on the Seller. However, in case the property is wholly or partially damaged by fire, storm or other casualty prior to closing, the Seller shall notify the Purchaser immediately thereof, in writing, and the Purchaser shall have thirty (30) days after receiving such written notice within which to elect to proceed hereunder with a mutually agreed adjustment in the purchase price, or to terminate this Agreement and receive a refund of all monies deposited hereunder.

         10. Conditions to Closing. Notwithstanding anything to the contrary, the obligations of Purchaser to purchase are expressly made subject to the following conditions:


         (a) That the Town of Hilton Head Island has issued a final Certificate of Occupancy (C.O.) for all leased portions of the property.

         11. Furnishings and Systems. The property to be sold hereunder includes all heating and air conditioning systems, all fixtures attached to the Property and all plumbing and other equipment. Said items will be sold in their present condition, where is, as is. Seller to provide Purchaser by assignment all warranties provided to it by agents, subcontractors, and equipment manufacturers.

         12. Brokerage Fees. The parties acknowledge and agree that no real estate agent or broker is due any monies in connection with this transaction.

         13. Lease to Seller - Purchaser at the time of closing will lease-back to Seller approximately 1765 square feet, more or less (subject to confirmation by measurement), consistent with the terms of the mediated settlement, under a separate Lease Agreement.

         14. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. The invalidity or unenforceability of any



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provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted. For the convenience of the parties hereto, duplicate originals of this Agreement may be executed. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of South Carolina. This Agreement is intended by the parties hereto to be the final expression of their Agreement and constitutes a complete and exclusive statement of the terms hereof, notwithstanding any representations or statements to the contrary heretofore made. This Agreement may not be amended, modified, altered or changed in any respect whatsoever, except by a further written agreement duly executed by the parties hereto.

         15. Miller Inspection 10/23/96 - Seller agrees to take such steps as are necessary to bring into compliance with the 1994 Edition Standard; Building Code and the 1992 American National Standard Accessible and Usable Buildings and Facilities (hereinafter Code) the following three (3) items listed in the October 23, 1996 Miller Consulting Inspection Report (Ex.5): (1) Front steps for main entrance to the Real Estate Company, Building A (p.1 para.
6); (2) Handrail to second level in Building A (p.2, para. 2); and (3) Front steps to the main entrance to Building A (p.2, para. 8). Purchaser has the right to allow Miller Consulting, at Purchaser's expense, to complete the inspection of the rear building and small free standing building towards Greenwood Drive (p.3, para. 7) within fifteen (15) days of the issuance of the final C.O. for said area. Said supplemental report must be received and agreed to by Sea Pines within thirty (30) days of the issuance of the C.O. (the original report and only those items referring to external items in the supplemental report shall hereinafter be referred to as the report). As to all other items (i.e. those not corrected by Seller) identified on said report, if a governmental agency, department or authorized employee of same, within twelve
(12) months of the date of this Agreement (10/31/96) requires Purchaser, or any Tenant of the Property to bring same into compliance with Code, and after a reasonable period of time after notification of said action Seller cannot persuade said complaining agency to allow said item(s) to remain in its present condition, Seller shall be obligated to take the necessary steps to bring said item into compliance with Code. After 10/31/97, Seller has no such liability and obligation whatsoever.

         15.     Additional Terms and Conditions

         (a) Seller is responsible for payment of certain road improvements required by CSA and/or the Town of Hilton Head Island, as is described in Thomas Norby's memo of July 15, 1996 to Ed Gibbons and memo of July 1, 1996 from Ed Gibbons to Tom Norby;



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         (b)       Purchaser agrees to assume the two Contracts for Outdoor
                   Lighting with Palmetto Electric for the Welcome Center;

         (c) Upon issuance of final C.O., Seller to receive return of all monies deposited with the Town of Hilton Head Island, South Carolina.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.


WITNESSES:                   SELLER: SEA PINES COMPANY, INC.


/s/                         By:  /s/ Michael E. Lawrence
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/s/                         Its: President
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                            PURCHASER:
                            CAROLINA CENTER BUILDING CORP.

                            By:  /s/ Kumar K. Viswanathan
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                            Its: President
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